                                                                      Exhibit 99

Conolog Reports Third Quarter 2004 Results
Tuesday June 22, 5:41 pm ET

-- Q3 Revenues Up 223% Year-over-Year --

SOMERVILLE, N.J., June 22 /PRNewswire-FirstCall/-- Conolog Corporation (Nasdaq:
CNLG - News), an engineering and design company that provides digital signal processing solutions to global electric utilities, today reported third quarter results for the three months ended April 30, 2004. The Company reported total revenues of $400,203, an increase of 223% or $221,245, from $178,958 reported for the same period a year ago.

Revenues were $913,426 for the nine months ended April 30, 2004, an increase of 59% or $339,845, from $573,581 reported for the same nine-month period ended April 30, 2003. The Company attributes this improvement to an increase in sales of its PTR power security protection units.

During the third quarter ended April 30, 2004, the Company reported a net operating loss of $459,992 or ($0.39) per share as compared to a net operating loss of $883,570 or ($0.66) per share for the quarter ended April 30, 2003. For the nine months ended April 30, 2004 the Company realized a net operating loss of $688,546 or ($0.49) per share as compared to a net operating loss of $1,164,554 or ($0.76) per share for the nine months ended April 30, 2003.

For the three months ended April 30, 2004, the Company decreased selling and general administrative expenses by 52% or 435,388 to $531,236 compared to $966,624 reported for three months ended April 30, 2003. For the nine-months ended April 30, 2004, the Company reduced selling and general administrative expenses by 29% or $425,883 to $1,071,556 compared to $1,497,439 for the nine months ended April 30, 2003. The Company attributed this decrease to a reduction in selling and general administrative expenses and costs.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit http://www.nfnonline.com/cnlg.


         Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.